SYNERGY RESOURCES CORPORATION
                                20203 Highway 60
                              Platteville, CO 80651
                                 (970) 737-1073



                                October 19, 2011


Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

      Re:   Synergy Resources, Inc.
            Amendments to Registration Statement on Form S-1
            File No. 333-172576


     Synergy Resources, Inc. requests that the following letters requesting the withdrawal of amendments to the above-captioned registration statement be withdrawn:

          o    Letter filed on 10-19-11  requesting  withdrawal of Amendment No.
               1.

          o    Letter filed on 10-19-11  requesting  withdrawal of Amendment No.
               2.

          o    Letter filed on 10-19-11  requesting  withdrawal of Amendment No.
               2.

     The reason for this request is the letters were filed using an incorrect file number.

     No securities were sold by means of the registration statement.


                                    Very truly yours,

                                    /s/ Ed Holloway
                                    -----------------------
                                    Ed Holloway, President
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